Computershare Trust Company of Canada 530 — 8th Ave SW, Suite 600 Calgary, Alberta T2P 3S8
Telephone: (403) 267-6800	Canada
Facsimile: (403) 267-6529	Australia
www.computershare.com	Channel Islands
Hong Kong Germany Ireland New Zealand Phillippines South Africa United Kingdom USA

November 10, 2004

Alberta Securities Commission

British Columbia Securities Commission
The Manitoba Securities Commission
Office of the Administrator, New Brunswick
Securities Commission of Newfoundland
Nova Scotia Securities Commission
Ontario Securities Commission
Registrar of Securities, Prince Edward Island
Commission des valeurs mobilières du Québec
Saskatchewan Securities Commission
Toronto Stock Exchange

Dear Sirs:

Subject: Pengrowth Energy Trust

We confirm that the following material was sent by pre-paid mail on November 10, 2004 to the registered holders of the units of the subject Energy Trust:

1. Third Quarter Interim Report Ended September 30, 2004

We also confirm that copies of above mentioned material were mailed on November 10, 2004 to all nonregistered unit holders of the subject Income Fund whose names appear on the Trust’s Supplemental Mailing List as defined in the National Instrument 54-101 regarding shareholder communications.

In compliance with regulations made under the Securities Act, we are providing this material to you in our capacity as Trustee for the subject Energy Trust.

Yours truly,

COMPUTERSHARE TRUST COMPANY OF CANADA

“Signed by”

Jodie Hansen

Assistant Corporate Trust Officer
Direct Dial No.: (403) 267-6889